Exhibit 10.1

Yida (Fujian) Tourism Group Limited Loan Agreement

Borrower/Party A: Yida (Fujian) Tourism Group Limited
Lender/Party B: China Minsheng Banking Corp, Ltd., Fuzhou Branch

Type of loan: Mid-term loan

Amount of loan: RMB 70 million

Purpose of loan: Tourism destination development and construction

Loan period: 33 months

Interest: 11.97% per annum

Repayment schedule:

Repayment date	Repayment amount (￥RMB million)
3/20/2012	0
6/20/2012	1
9/20/2012	2
12/20/2012	3
3/20/2013	4
6/20/2013	5
9/20/2013	6
12/20/2013	7
3/20/2014	8
6/20/2014	9
9/20/2014	10
11/20/2014	15

Guaranty: It is secured by credit guarantee of Fujian Jintai, collateralized by the fixed assets of Fujian Yida and personal guarantees by two of the Company’s directors as additional collateral.

Jurisdiction:
Laws of China

Dispute:
If there is any dispute between the parties, either party can resolve the dispute by the courts of Fuzhou City.

Date of the Agreement:
February 20, 2012